Exhibit 99.1

For Immediate Release

Contacts:

Investors:	Media:
Jean Suzuki	Brunswick Group
Investor Relations	Steve Lipin/ Cindy Leggett-Flynn
(650) 454-2648	(212) 333-3810
jean.suzuki@facetbiotech.com

MacKenzie Partners
Dan Burch/Larry Dennedy
(800) 322-2885

FACET BIOTECH’S BOARD OF DIRECTORS REJECTS
BIOGEN IDEC’S UNSOLICITED PROPOSAL AS INADEQUATE

— Company Adopts Stockholder Rights Plan —

Redwood City, Calif., September 8, 2009 — Facet Biotech Corporation (NASDAQ: FACT) today announced that its board of directors has reviewed Biogen Idec Inc.’s unsolicited proposal with the assistance of its financial and legal advisors, Centerview Partners LLC and Simpson Thacher & Bartlett LLP, respectively, and determined that the $14.50 per share proposal is inadequate and not in the best interests of Facet Biotech’s stockholders. Accordingly, the board has rejected Biogen Idec’s proposal.

“Facet Biotech has made significant progress since our spin-off from PDL less than a year ago. In particular, our daclizumab program has great potential to improve the lives of many patients with multiple sclerosis,” said Facet Biotech president and chief executive officer Faheem Hasnain. “In our collaboration with Biogen Idec, one of the leaders in the field of MS, we knew there would be a high clinical hurdle for Biogen Idec to take the drug forward into a phase 3 clinical trial. It does not appear to be a coincidence that Biogen Idec made its acquisition proposal within weeks of our joint decision to begin a phase 3 trial following a planned interim futility analysis, and at a time when the significance of this positive development has not been fully appreciated by the investment community.”

Mr. Hasnain continued: “Facet Biotech and our board of directors are committed to building value for all our stockholders. The proposal of $14.50 per share represents only the cash on our balance sheet and fails to attribute any value to daclizumab, or to the rest of our existing R&D pipeline and platform.”

Among the reasons that the Facet Biotech board of directors cited for rejecting Biogen Idec’s proposal in a letter sent today to Biogen Idec’s chief executive officer is the board’s belief that:

•                  The proposal values Facet Biotech at approximately the value of its cash, marketable securities and restricted cash ($371.1 million as of June 30, 2009, or approximately

$15.11 per share based on shares outstanding as of July 31, 2009) and thus places no value on the operating and other assets of the company.

•                  Daclizumab represents substantial value for the company and its stockholders. This is based on the daclizumab data seen to date over multiple clinical trials, the insights that both Facet Biotech and Biogen Idec have on the development program, as well as the significant market opportunity in MS. This belief is reinforced by the recent decision by Facet Biotech and Biogen Idec to advance the program into a phase 3 trial. Biogen Idec’s enthusiasm for the daclizumab program is evident from the sizeable investment being made to fund its part of the collaboration to move into phase 3, including a $30 million milestone payment due to Facet Biotech from Biogen Idec upon the enrollment of the first patient in the trial, which is expected in the first half of 2010.

•                  The proposal does not reflect the value of Facet Biotech’s pipeline of four additional programs in clinical development and one in preclinical development, the company’s protein engineering technologies or its scientific capabilities. In addition to the $30 million milestone payment related to daclizumab, Facet Biotech has the potential to earn by the first half of 2010 from Bristol-Myers Squibb Company an additional $30 million in milestone payments related to two of these other programs.

•                  The proposal does not reflect the value of the strategic fit with Biogen Idec or the substantial synergies that Biogen Idec, or any number of potential acquirers, could attain from an acquisition of Facet Biotech.

Facet Biotech also announced today that in response to Biogen Idec’s proposal, its board of directors has adopted a stockholder rights plan (the “Rights Plan”) with a one-year term.

“Our board of directors has adopted this short-term stockholder rights plan in order to guard against a potential takeover of Facet Biotech by Biogen Idec or any other entity without paying all stockholders full and fair value,” stated Mr. Hasnain. “Mindful of Facet Biotech’s current and future value creation opportunities, and in light of Biogen Idec’s unsolicited and aggressive actions, we believe it is both prudent and appropriate to adopt this Rights Plan to ensure that the Facet Biotech board of directors has adequate time to consider the best approach to protect the interests of Facet Biotech’s stockholders and enhance stockholder value.”

Under the Rights Plan, each stockholder of record at the close of business on September 21, 2009 will receive a dividend of one right (a “Right”) to purchase a fraction of a share of a new series of Preferred Stock for each share of Facet Biotech Common Stock held on that date. The Rights become exercisable 10 days after any person or group becomes an “Acquiring Person” by acquiring 15% or more of Facet Biotech’s Common Stock without the approval of Facet Biotech’s board of directors. The Rights will also become exercisable 10 business days (or a later date determined by Facet Biotech’s board of directors) after any person or group announces or commences a tender offer for 15% or more of Facet Biotech’s Common Stock. In the event a person or group becomes an Acquiring Person, the Rights permit Facet Biotech stockholders (other than the Acquiring Person), to purchase shares of Facet Biotech Common Stock having a market value of twice the exercise price of the Rights. Alternatively, if the Rights become exercisable for Facet Biotech Common Stock, Facet Biotech’s board of directors may authorize the issuance of one share of Facet Biotech Common Stock in exchange for each Right that is then-exercisable.

The Rights Plan contains an exception to the 15% ownership threshold for any stockholder that owned 15% or more of the outstanding shares of Facet Biotech Common Stock on September 7, 2009, which exception will apply unless such stockholder increases its holdings by more than 1% of Facet Biotech’s outstanding shares.

Facet Biotech will file a Form 8-K and Form 8-A with the Securities and Exchange Commission containing additional information regarding the terms and conditions of the Rights Plan.

The response letter sent today by Facet Biotech to the chief executive officer of Biogen Idec appears below.

September 8, 2009

Mr. James C. Mullen

Biogen Idec Inc.

14 Cambridge Center

Cambridge, MA 02142

Dear Jim:

We are in receipt of your letter dated September 4, 2009.

Facet Biotech’s board of directors, with assistance from its financial and legal advisors, has reviewed your revised proposal to acquire our company for $14.50 per share. After careful consideration, we have determined that it is not in our stockholders’ best interests to pursue a transaction under the terms you have proposed, and we therefore reject your proposal.

As we stated in our response to your proposal of $15 per share on August 21, we believe your proposal does not reflect Facet Biotech’s existing value or our long-term ability to create value for our stockholders. We reject your revised proposal because, among other reasons, we believe that:

•                  The proposal values Facet Biotech at approximately the value of its cash, marketable securities and restricted cash ($371.1 million as of June 30, 2009, or approximately $15.11 per share based on shares outstanding as of July 31, 2009) and thus places no value on the operating and other assets of the company.

•                  Daclizumab represents substantial value for the company and our stockholders. This is based on the daclizumab data seen to date over multiple clinical trials, the insights that both Facet Biotech and Biogen Idec have on the development program, as well as the significant market opportunity in multiple sclerosis. This belief is reinforced by the recent decision by Facet Biotech and Biogen Idec to advance the program into a phase 3 trial. Biogen Idec’s enthusiasm for the daclizumab program is evident from the sizeable investment being made to fund its part of the collaboration to move into phase 3, including a $30 million milestone payment due to Facet Biotech from Biogen Idec upon the enrollment of the first patient in the trial, which is expected in the first half of 2010.

•                  The proposal does not reflect the value of Facet Biotech’s pipeline of four additional programs in clinical development and one in preclinical development, the company’s protein engineering technologies or our scientific capabilities. In addition to the $30 million milestone payment related to daclizumab, Facet Biotech has the potential to earn from Bristol-Myers Squibb Company an additional $30 million in milestone payments by the first half of 2010 related to two of these other programs.

•                  The proposal does not reflect the value of the strategic fit with Biogen Idec or the substantial synergies that Biogen Idec, or any number of potential acquirers, could attain from an acquisition of Facet Biotech.

Additionally, despite your suggestions otherwise, we do not believe our collaboration with Trubion is in any way adverse to the valuation of, or your interest in, our company. I believe you are aware that I attempted to contact you on Tuesday, August 25 prior to the signing of the Trubion collaboration but was told by your office that you were not available because of your travel schedule until Friday the 28th. As I discussed with you on the 28th, we had been working on the Trubion transaction for some time, and our announcement did not reflect any attempt to impede a transaction with Biogen Idec. We entered into the Trubion collaboration only after concluding that it was a positive for our stockholders and was likely to be a positive synergistic opportunity for Biogen Idec as well.

Our board of directors and management team continue to take our fiduciary responsibilities to our stockholders extremely seriously. We remain committed to building value for all our stockholders and remain open to opportunities at any time that will help us achieve that.

Sincerely,
/s/

Faheem Hasnain
President and Chief Executive Officer
Facet Biotech Corporation

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Forward Looking Statements

This press release contains forward-looking statements of Facet Biotech, including but not limited to, statements regarding Facet Biotech’s development programs and timelines, clinical trials, capabilities, strategies and competitive strengths, plans, objectives, ability to maximize stockholder value, expectations regarding future financial results and other statements that are not historical facts.  Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Various factors may cause differences between current expectations and actual results, including that the development of daclizumab, elotuzumab or PDL241 may not progress as expected or at all. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.